Reed’s, Inc. Announces Second Quarter 2019 Financial Results

Net sales grew 1% during second quarter 2019, driven by core brand gross sales growth of 13%, including 22% volume growth of the Virgil’s brand and 7% volume growth of Reed’s

NORWALK, CT, August 13, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal second quarter ended June 30, 2019.

Highlights for the Second Quarter of 2019

●	Net Sales were $9.5 million in the second quarter, a 1% increase compared with the prior year, while core brand gross sales increased 13%, driven by 22% volume growth of the Virgil’s brand and 7% volume growth of the Reed’s brand, the first time the Reed’s brand has grown in almost 2 years;

●	Gross profit decreased 25% to $2.3 million from $3.0 million in the prior year period, due primarily to one-time charges related to write-offs of packaging, obsolete and expired ingredients and additional inventory adjustments. Gross margin decreased 840 basis points to 24% from 32% in the prior year period and would have been 30% without the one-time write-offs;

●	Operating loss was $4.1 million compared with $2.8 million in the second quarter of 2018. Second quarter 2019 operating loss included $2.0 million of incremental investment in sales and marketing compared to the prior year to support the launch of brand awareness building programs, new product launches and future accelerated sales growth infrastructure;

●	Net loss was $4.5 million or $0.13 per share compared to $3.4 million or $0.13 per share in the prior year period; and

●	Modified EBITDA was a loss of $3.4 million compared to a loss of $1.1 million in the prior year period.

Management Commentary

“We are pleased to have generated strong core sales growth with Virgil’s showing solid double digit growth and the Reed’s brand returning to sales growth for the first time in several quarters. The sales growth would have been even stronger if we were able to fill all the sales orders we had in hand. Unfortunately, we experienced one time supply chain transition challenges that led to an inability to fill all orders and delayed some of our planned innovation launches and sales ramp-up,” stated Val Stalowir CEO of Reed’s, Inc. “Our enhanced sales and marketing efforts, new product news and rebranding efforts are delivering the increased demand we anticipated. The short-term supply chain challenge we faced in the second quarter was driven by the delayed upgrade and operation of the former LA facility (now California Custom Beverage) and the production downtime due to issues transitioning to the new pressure sensitive labels for our glass bottles. Unfortunately, there were not sufficient redundancies built into our co-packing supply chain infrastructure to quickly react to and compensate for the production shortfall. As a company, we are re-doubling our efforts to enhance our supply chain infrastructure and build in redundancies through additional co-packing relationships. Our current co-packer partners are focused on ramping up production on our core products to help close remaining inventory gaps and this will likely delay the full ramp-up of some of our new product introductions such as the new Reed’s Zeros and cans. Additionally, we incurred obsolescence and inventory adjustment costs relating to our rebranding efforts and formulation enhancements that suppressed our gross margin during the second quarter.”

Mr. Stalowir continued “We are currently in detailed negotiations with several potential new co-packer partnerships on both coasts to support our go-forward demand expectations and increase our production flexibility and redundancy. The team is assessing every level of our supply chain to build the infrastructure necessary to support our growth expectations. Last week, we announced the addition of Lou Imbrogno, Jr to our Board of Directors. Lou built his supply chain expertise through a 40-year career at PepsiCo and we look to leverage his knowledge and relationships as we enhance our operations organization. While these short-term impacts will impact our growth and gross margin guidance for 2019, we are encouraged by the momentum we are beginning to build on our core products and the market’s very positive reaction to our branding and new product efforts.”

Financial Overview for the Second Quarter of 2019 Compared to the Second Quarter of 2018

During the second quarter of 2019, net sales increased 1% to $9.5 million compared with $9.4 million in the prior year. The increase in gross sales was 4% compared to the same period in 2018. Core brand gross sales increased 13% compared to the same period in 2018. The core brand growth was driven by 22% volume growth of the Virgil’s brand, including continued momentum of the Virgil’s Zero Sugar offering, and 7% growth of the Reed’s brand, reflecting our rebranding, innovation and sales and marketing efforts. The core brand growth was offset by planned lower sales of exited and non-core products and the sale of the private label business at the end of fiscal 2018. Adjusted for $1.1 million of orders not shipped due to supply limitations, and $0.4 million of lost sales in innovation as a result of production challenges in the quarter, growth in gross sales would have been 18%, total core gross sales would have been 28%, and volume growth would have been 43% on Virgil’s brands and 15% on Reed’s brands.

Gross profit during the second quarter of 2019 decreased 25% to $2.3 million compared to the same period in 2018. The decrease in gross profit primarily relates to $0.6 million of one-time charges related to inventory adjustments, obsolete and expired ingredients and packaging transition. Gross margin was 24% of net sales during the second quarter of 2019 compared to 32% of net sales in the same period in 2018. Exclusive of these non-recurring costs, gross margin would have been 30%.

Delivery and handling costs increased 15% to $1.4 million during the second quarter of 2019 compared to the same period in 2018. As a percentage of net sales, delivery and handling costs increased 190 basis points compared to the prior year, reflecting a higher portion of less than truck load shipments to support new retailer launches and higher costs of inventory balancing to position inventory to the required geographic distribution centers.

Selling and marketing costs increased 164% to $3.2 million during the second quarter of 2019. As a percentage of net sales, selling and marketing costs increased to 34%. The increase was driven by investment in sales and marketing initiatives and infrastructure, consistent with the Company’s strategy to refresh the brands, begin building brand awareness, launch new products into the market, open new retail outlets and channels and lay the groundwork to re-accelerate growth of the core brands. The launch of Reed’s first ever, fully integrated marketing campaign began during the second quarter.

General and administrative expenses (G&A) decreased to $1.7 million during the second quarter of 2019 compared to $3.4 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was largely driven by reduced severance and compensation, as well as the elimination of plant related G&A as a result of the transition to an asset-light sales and marketing model.

Operating loss during the second quarter of 2019 increased to $4.1 million from $2.8 million in the prior year period.

Interest expense decreased to $0.3 million during the second quarter of 2019 from $0.4 million during the second quarter of 2018.

Net loss during the second quarter of 2019 was $4.5 million, or $0.13 per share, compared to $3.4 million, or $0.13 per share in the second quarter of 2018.

Modified EBITDA loss was $3.4 million in the second quarter of 2019 compared to a loss $1.1 million in the second quarter of 2018.

Liquidity and Cash Flow

During the first six months of 2019, the Company used $11.5 million of cash in operating activities compared to $10.4 million of cash used in operating activities in the prior year period. In the 3 months ending June 30, 2019, the Company used $2.8 million of cash in operating activities compared to $5.8 million in the prior year period. The decrease in cash used in operating activities during the second quarter of 2019 relates primarily to reduced investment in inventory. As of June 30, 2019, the Company had cash of $1.6 million and $5.4 million of available borrowing capacity on its revolving line of credit.

Full Year 2019 Guidance

The Company is adjusting its annual guidance to reflect the second quarter results and revised sales and gross margin expectations for the second half of 2019. The Company now expects to generate revenue in the range of $35 million to $40 million for the full year 2019 and anticipates year-over-year core brand growth of 13% to 20%. The Company anticipates a gross margin of 30% or greater for the second half of 2019.

Second Quarter 2019 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, August 13, 2019 to discuss its second quarter 2019 results. This conference call can be accessed via a link on Reed's investor website at http://investor.reedsinc.com/ under the "Events & Presentations" section or directly at http://public.viavid.com/index.php?id=135613. To listen to the live call over the Internet, please go to Reed's website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com/ under the "Events & Presentations" section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed's is America's best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil's is America's best-selling independent, full line of natural craft sodas. The Reed's Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed's Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil's line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

Public Relations and Media

Carina Troy, 360PR+

(347) 763-6555

Email: ctroy@360pr.plus

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2019 and 2018

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
Net Sales	$9,480	$9,389	$17,929	$17,677
Cost of goods sold	7,207	6,347	13,152	12,332
Gross profit	2,273	3,042	4,777	5,345

Operating expenses:
Delivery and handling expense	1,436	1,247	2,466	2,203
Selling and marketing expense	3,194	1,210	5,208	2,223
General and administrative expense	1,749	3,407	4,120	4,866
Gain on sale of assets	-	-	(30)	-
Total operating expenses	6,379	5,864	11,764	9,292

Loss from operations	(4,106)	(2,822)	(6,987)	(3,947)

Interest expense	(294)	(435)	(629)	(921)
Change in fair value of warrant liability	(60)	(118)	(108)	(123)

Net loss	(4,460)	(3,375)	(7,724)	(4,991)

Dividends on Series A Convertible Preferred Stock	(5)	(5)	(5)	(5)

Net Loss Attributable to Common Stockholders	$(4,465)	$(3,380)	$(7,729)	$(4,996)

Loss per share – basic and diluted	$(0.13)	$(0.13)	$(0.25)	$(0.20)

Weighted average number of shares outstanding – basic and diluted	33,666,664	25,142,549	31,397,760	25,067,054

REED’S, INC.

BALANCE SHEETS

As of June 30, 2019 and December 31, 2018

(Amounts in thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash	$1,604	$624
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $434 and $623, respectively	3,465	2,608
Receivable from related party	-	195
Inventory, net of reserve for obsolescence of $402 and $197, respectively	9,283	7,380
Prepaid expenses and other current assets	398	131
Total Current Assets	14,750	10,938

Property and equipment, net of accumulated depreciation of $400 and $342, respectively	934	896
Equipment held for sale, net of impairment reserves of $118 and $118, respectively	82	82
Intangible assets	576	576
Total Assets	$16,342	$12,492

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$3,905	$5,721
Accrued expenses	748	1,483
Revolving line of credit	4,328	6,980
Current portion of leases payable	51	51
Total Current Liabilities	9,032	14,235

Leases payable, less current portion	759	801
Convertible note to a related party	4,417	4,161
Warrant liability	146	38
Total Liabilities	14,354	19,235

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,412 shares issued and outstanding	94	94
Common stock, $.0001 par value, 70,000,000 shares authorized, 33,708,826 and 25,729,461 shares issued and outstanding, respectively	3	3
Additional paid in capital	70,051	53,591
Accumulated deficit	(68,160)	(60,431)
Total stockholders’ equity (deficit)	1,988	(6,743)
Total liabilities and stockholders’ equity	$16,342	$12,492

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2019 and 2018

(Unaudited)

(Amounts in thousands)

	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net loss	$(7,724)	$(4,991)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25	337
(Gain)/loss on sale of property & equipment	(30)	26
(Gain)/loss on termination of leases	7	-
Amortization of debt discount	150	55
Amortization of right of use assets	45	-
Stock options issued to employees for services	854	470
Common stock issued for services	375	706
Decrease in allowance for doubtful accounts	(189)	69
Decrease in inventory reserve	205	(155)
Increase in fair value of warrant liability	108	123
Accrual of interest on convertible note to a related party	256	227
Lease Liability	(10)	-
Changes in operating assets and liabilities:
Accounts receivable	(668)	(972)
Inventory	(2,106)	(4,361)
Prepaid expenses and other assets	(267)	(373)
Accounts payable	(1,816)	(3,065)
Accrued expenses	(735)	1,502
Other long term obligations	-	(13)
Net cash used in operating activities	(11,520)	(10,415)
Cash flows from investing activities:
Proceeds from sale of property and equipment	30	96
Purchase of property and equipment	(121)	(78)
Net cash provided by (used in) investing activities	(91)	18
Cash flows from financing activities:
Borrowings on line of credit	31,228	3,996
Repayments of line of credit	(34,030)	(3,301)
Principal repayments on capital expansion loan	-	(703)
Principal repayments on long term financial obligation	-	(106)
Repayment of amounts due to/from officers	195	(277)
Principal repayments on capital lease obligation	(33)	(110)
Exercise of warrants	364	578
Proceeds from sale of common stock	14,867	-
Net cash provided by financing activities	12,591	77

Net increase/(decrease) in cash	980	(10,320)
Cash at beginning of period	624	12,127
Cash at end of period	$1,604	$1,807

Supplemental disclosures of cash flow information:
Cash paid for interest	$222	$615
Non Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5
Property and equipment acquired through capital lease	$-	$44
Vendor credits issued for fixed asset purchases	$-	$108

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended June 30, 2019 and 2018 (unaudited; in thousands):

	Three Months Ended June 30
	2019	2018
Net loss	$(4,460)	$(3,375)

Modified EBITDA adjustments:
Depreciation and amortization	34	160
Interest expense	294	435
Stock option and other noncash compensation	623	902
Change in fair value of warrant liability	60	128
Severance	6	642
Total EBITDA adjustments	$1,017	$2,267

Modified EBITDA	$(3,443)	$(1,108)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the six months ended June 30, 2019 and 2018 (unaudited; in thousands):

	Six Months Ended June 30
	2019	2018
Net loss	$(7,724)	$(4,991)

Modified EBITDA adjustments:
Depreciation and amortization	70	337
Interest expense	629	921
Stock option and other noncash compensation	1,229	1,176
Change in fair value of warrant liability	108	123
Severance	39	642
Total EBITDA adjustments	$2,075	$3,199

Modified EBITDA	$(5,649)	$(1,792)